                                 Exhibit 23.6
                         Consent of Robert B. Allison

                       CONSENT TO BE NAMED AS A DIRECTOR



     In the Registration Statement on Form S-1 (the "Registration Statement") filed by Nationwide Electric, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission, I am named as a designee to the Board of Directors of the Company, to be appointed upon the closing of the acquisitions described in the Registration Statement. I consent to the use of my name and other information in the Registration Statement for such purposes.

Date: June 12, 1998.

                                    /s/ Robert B. Allison
                                        ------------------------------
                                        Robert B. Allison